Exhibit 4.14

SHIPMAN 2024

BIMCO STANDARD FORM

STANDARD SHIP MANAGEMENT AGREEMENT

PART I

	Vessel's name and IMO number (Annex A) **ZEZE START** **9392781**		
1.	Place and date of Agreement (Cl. 35) **HONG KONG** **15 AUGUST 2024**	2.	Date of commencement of Agreement (Cls. 2 and 30) **15 AUGUST 2024**
3.	Owners (name, place of registered office and law of registry) (Cl. 1) (i) Name: **BATIKI SHIPPING COMPANY INC** (ii) Place of registered office: **TRUST COMPANY COMPLEX, AJELTAKE ROAD, AJELTAKE ISLAND, MAJURO, MARSHALL ISLANDS MH 96960** (iii) Law of registry: **REPUBLIC OF THE MARSHALL ISLANDS**	4.	Managers (name, place of registered office and law of registry) (Cl. 1) (i) Name: **ANGLO-EASTERN SHIPMANAGEMENT (SINGAPORE) PTE. LTD.** (ii) Place of registered office: **200 CANTONMENT ROAD, #16-02 SOUTHPOINT, SINGAPORE 089763** (iii) Law of registry: **SINGAPORE**
5.	The Company (with reference to the ISM/ISPS Codes) (state name and IMO Unique Company Identification number. If the Company is a third party then also state registered office and principal place of business) (Cls. 1 and 9(c)(i)) (i) Name: **ANGLO-EASTERN SHIPMANAGEMENT (SINGAPORE) PTE. LTD.** (ii) IMO Unique Company Identification number: **1677771** (iii) Place of registered office: **200 CANTONMENT ROAD, #16-02 SOUTHPOINT, SINGAPORE 089763** (iv) Principal place of business: **SINGAPORE**	6.	Technical Management (state "yes" or "no" as agreed) (Cl. 4) Yes
		7.	Crew Management (state "yes" or "no" as agreed) (Cl. 5(a)) Yes
		8.	Commercial Management (state "yes" or "no" as agreed) (Cl. 6) No
9.	Chartering Services period (only to be filled in if "yes" stated in Box 8) (Cl.6(a)) No	10.	Crew Insurance arrangements (state "yes" or "no" as agreed) (i) Crew Insurances* (Cl. 5(b)): **No** (ii) Insurance for persons proceeding to sea onboard (Cl. 5(b)(i)): **No** *only to apply if Crew Management (Cl. 5(a)) agreed (see Box 7)
11.	Insurance arrangements (state "yes" or "no" as agreed) (Cl. 7) Yes	12.	Optional insurances (state optional insurance(s) as agreed, such as kidnap and ransom, loss of hire and FD & D) (Cl. 11(a)(iv)) **KIDNAP AND RANSOM IN PIRACY HIGH RISK AREAS**

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 13. Interest (state rate of interest to apply after due date to outstanding sums) (Cl. 9(a))  NEW YORK FED (FEDERAL RESERVE BANK OF NEW YORK) 180-DAY AVERAGE SOFR (SECURED OVERNIGHT FINANCING RATE) PLUS FIVE (5%) PERCENT  14.  Emission Trading Scheme Allowances (Cl. 10)  (ii St:1bcl11t:1,e (111{iii) to 11ppl, (,!11te ""le," or ", o" 11,  Iii) Sttbel11t:1,e lbllilil, (iu) lll'ld l••·l (,talc l'lttmber of ell'f.l  to 11pp1,1.  fiii) Sttbelatt,e le) f:,tete fee per pert cell, if Mt IHeh1ded ir, el'l!'luel mer,agemel'lt fee):  ACCORDING TO CLAUSE 10, AS AMENDED  Management fees (state amounts) (Cl.13(a))  Predelivery management fee: NIL  Annual management fee: US$160,000.00   Attendance fee (state amount and number of days) (Cl. 13(c))  Daily rate: US$750.00  For attendance in excess of number of days per year pro rata: TWELVE (12) DAYS  17. Nominated bank account (Cl.13(a))  BENEFICIARY NAME: ANGLO-EASTERN SHIPMANAGEMENT (SINGAPORE) PTE. LTD.  BENEFICIARY BANK: JPMORGAN CHASE BANK N.A., SINGAPORE BRANCH  BENEFICIARY BANK SWIFT: CHASSGSG USO A/C NO.: 8830010652  INTERMEDIATE BANK: JPMORGAN CHASE BANK, NEW YORK INTERMEDIATE BANK SWIFT: CHASUS33  18. Lay-up period / number of months (Cl.13(d))  THREE (3) MONTHS  19. Minimum contract period (state number of months) (Cl. 30(a))  TWELVE (12) MONTHS  20. Management fee on termination (state number of months to apply) (Cl. 31(h))  THREE (3) MONTHS  21. Severance Costs (state maximum amount) (Cl. 31(i))  TO BE PAID IN ACCORDANCE WITH THE TERMS AND CONDITIONS AND LAWS AND REGULATIONS GOVERNING EMPLOYMENT OF THE  CREW   Law & arbitration ((a) English law/London arbitration, (b) US law/New York arbitration, (c) English law/Singapore arbitration, (d) Singapore law/Singapore arbitration, (e) Hong Kong law/Hong Kong arbitration, (fl English law/Hong Kong arbitration, (g) Other. Choose law and arbitration venue. If alternative (g)(Other) is chosen, Clause 32 must be appropriately filled in or replaced, failing which alternative (a)(English law/London arbitration) shall apply).  : English law/London arbitration  23. Email address for receipt of arbitration notices and communications on behalf of Owners (Cl. 32)  info@oceanpal.com  24. Email address for receipt of arbitration notices and communications on behalf of Managers (Cl. 32)  notices.spr@angloeastern.com  25. Notices (state full style contact details for serving notice to the Owners) (Cl. 34)  BATIK! SHIPPING COMPANY INC. C/0 OCEANPAL INC.  PENDELIS 26, 17564 PALAIO FAURO, ATHENS, GREECE  E-MAIL: info@oceanpal.com  26. Notices (state full style contact details for serving notice to the Managers) (Cl. 34)  ANGLO-EASTERN SHIPMANAGEMENT (SINGAPORE) PTE. LTD.  200 CANTONMENT ROAD, #16-02 SOUTHPOINT,  SINGAPORE 089763  E-MAIL: notices.spr@angloeastern.com  It i< motoally ag, d bet=ea the Pa,ty stated io Bo, 3 aad the Pa,ty stated ia Bo, 4 that thi, Ag emeat =<istiag of PART I aad PART II as =II  as Annexes "A" (Details of Vessel or Vessels), "B" (Details of Crew), "C" (Budget), "D" (Associated Vessels) and "E" (Fee Schedule) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART I and Annexes "A", "B", "C", "D" and "E" shall prevail over those of PART II to the extent of such conflict but no further.

The Party responsible for issuing the final execution version of this Agreement warrants that it is an Authentic BIMCO Template procured from a properly authorised source and that all modifications to it are clearly visible. "Authentic BIMCO Template" means a BIMCO-approved standard contract in an editable electronic format.

Signature(s) (Owners)	Signature(s) (Managers)
Name: Margarita Veniou	Name: AJAY HAZARI
Position: Director and Secretary	Position: CHIEF RISK OFFICER

Copyright © 2024 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.

Table of content

SECTION 1 – Basis of the Agreement
1. Definitions
2. Commencement and Appointment
3. Authority of the Managers
SECTION 2 – Services
4. Technical Management
5. Crew Management and Crew Insurances
6. Commercial Management
7. Insurance Arrangements
SECTION 3 – Obligations
8. Managers' Obligations
9. Owners' Obligations
10. Emission Trading Scheme Allowances
SECTION 4 – Insurance, Budgets, Income, Expenses and Fees
11. Insurance Policies
12. Owners' Receivables and Expenses
13. Management Fees and Expenses
14. Budgets and Management of Funds
SECTION 5 – Legal, General and Duration of Agreement
15. Trading Restrictions
16. Replacement
17. Managers' Right to Subcontract
18. Change of Control
19. Responsibilities
20. General Administration
21. Managers' Information System
22. Vessel's Information and Data
23. Inspection of Vessel
24. Compliance with Laws and Regulations
25. MLC
26. Personal Data Protection
27. Cyber Security
28. Sanctions
29. Anti-Corruption
30. Duration of the Agreement
31. Termination
32. BIMCO Law and Arbitration Clause 2020
33. BIMCO Mediation/Alternative Dispute Resolution Clause 2021
34. Notices
35. Entire Agreement
36. Third Party Rights
37. Partial Validity
38. Waiver
39. Warranty of Authority
40. Confidentiality
41. BIMCO Electronic Signature Clause 2021
42. Interpretation
ANNEX "A" (DETAILS OF VESSEL OR VESSELS)
ANNEX "B" (DETAILS OF CREW)
ANNEX "C" (BUDGET)
ANNEX "D" (ASSOCIATED VESSELS)
ANNEX "E" (FEE SCHEDULE)

PART II

SECTION 1 – Basis of the Agreement

1. Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

"Affiliates" means a company, partnership, or other legal entity which controls, is controlled by, or is under common control with, a Party.

"Company" (with reference to the ISM Code and the ISPS Code) means the organisation identified in Box 5 or any replacement organisation appointed by the Owners from time to time (see subclauses 9(b)(i) or 9(c) (ii), whichever is applicable).

"Control" means the direct or indirect ownership of fifty per cent (50%) or more of the issued share capital or any kind of voting rights in a company, partnership, or legal entity, and "controls", "controlled" and "under common control" shall be construed accordingly.

"Crew" means the personnel of the numbers, rank and nationality specified in Annex "B" hereto.

"Crew Insurances" means insurance of liabilities in respect of crew risks which shall include but not be limited to death, permanent disability, sickness, injury, repatriation and loss of personal effects (see subclause 5(b) (Crew Insurances) and Clause 7 (Insurance Arrangements) and Clause 11 (Insurance Policies) and Boxes 10 and 11).

"Delivery" means the date on which the Company identified in Box 5 becomes responsible for the Vessel under the ISM and ISPS Codes.

"Flag State" means the State whose flag the Vessel is flying.

"ISM Code" means the International Management Code for the Safe Operation of Ships and for Pollution Prevention and any amendment thereto or substitution therefor.

"ISPS Code" means the International Code for the Security of Ships and Port Facilities and the relevant amendments to Chapter XI of SOLAS and any amendment thereto or substitution therefor.

"Managers" means the party identified in Box 4.

"Management Services" means the services specified in SECTION 2 - Services (Clauses 4 through 7) as indicated affirmatively in Boxes 6 through 8, 10 and 11, SECTION 3 - Obligations (Clause 10) as indicated in Box 14, and all other functions performed by the Managers under the terms of this Agreement, including Predelivery Services.

"Owners" means the party identified in Box 3.

"Parties" means the Owners and the Managers and each individually a "Party".

"Predelivery Services" means the services performed by the Managers for and in respect of the Vessel prior to Delivery.

"Severance Costs" means the costs which are legally required to be paid to the Crew as a result of the early termination of any seafarer employment agreement for service on the Vessel.

"SMS" means the Safety Management System (as defined by the ISM Code).

"STCW" means the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978, as amended in 1995 and 2010 and any amendment thereto or substitution therefor.

"Vessel" means the vessel or vessels details of which are set out in Annex "A" attached hereto.

2. Commencement and Appointment

With effect from the date stated in Box 2 for the commencement of the Agreement and continuing unless and until terminated as provided herein, the Owners hereby appoint the Managers and the Managers hereby agree to act as the Managers of the Vessel in respect of the Management Services.

3. Authority of the Managers

Subject to the terms and conditions herein provided, during the period of this Agreement the Managers shall carry out the Management Services in respect of the Vessel as agents for and on behalf of the Owners. The Managers shall have authority to take such actions as they may from time to time in their absolute discretion consider to be necessary to enable them to perform the Management Services in accordance with sound ship management practice, including but not limited to compliance with all applicable rules and regulations.

Copyright © 2024 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.

PART II

SECTION 2 – Services

4. Technical Management

(only applicable if agreed according to Box 6).
The Managers shall provide technical management which includes, but is not limited to, the following services:

(a) ensuring that the Vessel complies with the requirements of the law of the Flag State;

(b) ensuring compliance with the ISM Code;

(c) ensuring compliance with the ISPS Code;

(d) operating a drug and alcohol policy as agreed with the Owners;

(e) providing competent personnel to supervise the maintenance and general efficiency of the Vessel;

(f) arranging and supervising dry dockings, repairs, alterations and the maintenance of the Vessel to the standards agreed with the Owners provided that the Managers shall be entitled to incur the necessary expenditure to ensure that the Vessel will comply with all requirements and recommendations of the classification society, and with the law of the Flag State and of the places where the Vessel is required to trade;

(g) arranging the supply of necessary stores, spares and lubricating oil;

(h) appointing surveyors and technical consultants as the Managers may consider from time to time to be necessary;

(i) arranging for the sampling and testing of fuels, as applicable; and

(j) in accordance with the Owners' instructions, supervising the sale and physical delivery of the Vessel under the sale agreement. However, services under this subclause 4(j) shall not include negotiation of the sale agreement or transfer of ownership of the Vessel.

4.1 Purchasing

To the extent that the Managers are responsible for arranging the supply of necessary stores, spare parts, lubricating oil, provisions and other marine products or services for the Vessel under this Agreement, the Managers shall have the discretion to arrange said supplies and services through purchasing associations or alliances the Managers may participate in or under their fleet purchase contracts for major bulk procurements, to obtain advantageous prices and terms.

If, however, the Owners are able to obtain, in good faith, on arm's length terms, on true like-for-like basis (including quality, certification, manufacture, timing, place of supply and other factors, but ignoring taxes and exchange rate fluctuations), the same supplies or services at a lower price than that obtainable by the Managers, the Owners can require the Managers to either procure said supplies or services from the Owners' source or undertake said procurement themselves.

The Owners agree that the Managers may retain any surpluses or dividends distributed by the purchasing associations or alliances the Managers participate in and any discounts or commissions that they may receive retrospectively under their fleet purchase contracts by virtue of the Managers' overall volume of procurements and not particular to the Vessel, subject always to the Owners having the benefit of competitive pricing as stipulated hereto. For all other purchases, subclause 13(e) of this Agreement shall apply.

5. Crew Management and Crew Insurances

(a) Crew Management
(only applicable if agreed according to Box 7)
The Managers shall provide suitably qualified Crew who shall comply with the requirements of STCW.
The provision of such crew management services includes, but is not limited to, the following services:

(i) selecting, engaging and providing for the administration of the Crew, including, as applicable, payroll arrangements, pension arrangements, tax, social security contributions and other mandatory dues related to their employment payable in each Crew member's country of domicile;

(ii) ensuring that the applicable requirements of the law of the Flag State in respect of rank, qualification and certification of the Crew and employment regulations, such as Crew's tax and social insurance, are satisfied;

(iii) ensuring that all Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate Flag State requirements or such higher standard of medical examination as may be agreed with the Owners. In the absence of applicable Flag State requirements the medical certificate shall be valid at the time when the respective Crew member arrives on board the Vessel and shall be maintained for the duration of the service on board the Vessel;

(iv) ensuring that the Crew shall have a common working language and a command of the English language of a sufficient standard to enable them to perform their duties safely;

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PART II

(v) arranging transportation of the Crew, including repatriation;

(vi) arranging the supply of provisions unless provided by the Owners;

(vii) training of the Crew;

(viii) conducting union negotiations; and

(ix) if the Managers are the Company, ensuring that the Crew, on joining the Vessel, are given proper familiarisation with their duties in relation to the Vessel's SMS and that instructions which are essential to the SMS are identified, documented and given to the Crew prior to sailing.

~~(x) if the Managers are not the Company:~~

~~(1) ensuring that the Crew, before joining the Vessel, are given proper familiarisation with their duties in relation to the ISM Code; and~~

~~(2) instructing the Crew to obey all reasonable orders of the Company in connection with the operation of the SMS.~~

~~(xi) Where Managers are not providing technical management services in accordance with Clause 4 (Technical Management):~~

~~(1) ensuring that no person connected to the provision and the performance of the crew management services shall proceed to sea on board the Vessel without the prior consent of the Owners (such consent not to be unreasonably withheld); and~~

~~(2) ensuring that in the event that the Owners' drug and alcohol policy requires measures to be taken prior to the Crew joining the Vessel, implementing such measures;~~

~~(b) Crew Insurances~~
~~(only applicable if subclause 5(a) applies and if agreed according to Box 10)~~
~~The Managers shall throughout the period of this Agreement provide the following services:~~

~~(i) arranging Crew insurances in accordance with the best practice of prudent managers of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations. Insurances for any other persons proceeding to sea onboard the Vessel may be separately agreed by the Owners and the Managers (see Box 10);~~

~~(ii) ensuring that the Owners are aware of the terms, conditions, exceptions and limits of liability of the insurances in subclause 5(b)(i);~~

~~(iii) ensuring that all premiums or calls in respect of the insurances in subclause 5(b)(i) are paid by their due date;~~

~~(iv) if obtainable at no additional cost, ensuring that insurances in subclause 5(b)(i) name the Owners as a joint assured with full cover and, unless otherwise agreed, on terms such that Owners shall be under no liability in respect of premiums or calls arising in connection with such insurances.~~

~~(v) providing written evidence, to the reasonable satisfaction of the Owners, of the Managers' compliance with their obligations under subclauses 5(b)(ii), and 5(b)(iii) within a reasonable time of the commencement of this Agreement, and of each renewal date and, if specifically requested, of each payment date of the insurances in subclause 5(b)(i).~~

6. Commercial Management

~~(only applicable if agreed according to Box 8).~~
~~The Managers shall provide the following services for the Vessel in accordance with the Owners' instructions, which shall include but not be limited to:~~

~~(a) seeking and negotiating employment for the Vessel and the conclusion (including the execution thereof) of charter parties or other contracts relating to the employment of the Vessel. If such a contract exceeds the period stated in Box 9, consent thereto in writing shall first be obtained from the Owners;~~

~~(b) arranging for the provision of fuels of the quality specified by the Owners as required for the Vessel's trade;~~

~~(c) voyage estimating and accounting and calculation of hire, freights, demurrage and/or despatch monies due from or due to the charterers of the Vessel; assisting in the collection of any sums or emission allowances due to the Owners related to the commercial operation of the Vessel in accordance with Clause 12 (Owners' Receivables and Expenses);~~

~~If any of the services under subclauses 6(a), 6(b) and 6(c) are to be excluded from the annual management fee, remuneration for these services must be stated in Annex E (Fee Schedule). See subclause 13(e).~~

~~(d) issuing voyage instructions;~~

~~(e) appointing agents;~~

~~(f) appointing stevedores; and~~

~~(g) arranging surveys associated with the commercial operation of the Vessel.~~

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 PARTII  7. Insurance Arrangements  (only applicable if agreed according to Box 11).  For the entire duration of this Agreement, lhethe Managers shall arrange insurances in accordance with Clause 11 (Insurance Policies), on such terms as the Owners shall have instructed or agreed, in particular regarding conditions, insured values, deductibles, franchises and limits of liability.  SECTION 3 - Obligations  8  Managers' Obligations  The Managers undertake to use their best endeavours to provide the Management Services as agents for and on behalf of the Owners in accordance with sound ship management practice and to protect and promote the interests of the Owners in all matters relating to the provision of services hereunder.  Provided, however, that in the performance of their management responsibilities under this Agreement, the Managers shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their management and in particular, but without prejudice to the generality of the foregoing, the Managers shall be entitled to allocate available personnel and resources in such manner as in the prevailing circumstances the Managers in their absolute discretion consider to be fair and reasonable.   Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management). they shall procure that the requirements of the Flag State are satisfied and they (or their nominee) shall agree to be appointed as the Company, assuming the responsibility for the operation of the Vessel and taking over the duties and responsibilities imposed by the ISM Code and the ISPS Code, if applicable.  Owners' Obligations   The Owners shall pay all sums due to the Managers punctually in accordance with the terms of this Agreement. In the event of payment after the due date of any outstanding sums the Manager shall be entitled to charge interest at the rate stated in Box 13.   Where the Managers are providing technical management services in accordance with Clause 4 (Technical Management}, the Owners shall:   report (or where the Owners are not the registered owners of the Vessel procure that the registered owners report) to the Flag State administration the details of the Company responsible for compliance with the ISM and ISPS Codes;  procure that any officers and ratings supplied by them or on their behalf comply with the requirements of STCW; and   instruct such officers and ratings to obey all reasonable orders of the Managers (in their capacity as the Company) in connection with the operation of the Managers' safety management system.  tet Where the M11l'lagers are l'IOt preuldi11g tecl,11icel msnagel'l.el'lt ,e ices iii eecol'de11ee ,,!th Cletue -4 (Teeh1,icel M1111egen,e11tl, the O,one,!  I.ii procure lhet !hi! re11ulrel'lte1,t, ef ti ,c ring Stl!te ;ire sethlied Ol'ld i,otif·f the Mei,ager, upon el!eedtie11 of llti5 Agreemel'lt of the name end een!eet deteil5 ef tl1e orge,ilsetiel'I tllel •.uill Ile the Cofl'lpo1 , I, ee,'l'lplelcing BeM S,  (Ii} if the CM1J1e11f chol'lge, ot 81'11time duri11g this Agreemel'lt, netify the Mel'lager, ii'! a timely manl'ler er the l'!al'l'le et'l!l eel'!taet details ef the l'!ellv orgeni,11tion,  {iii} precu, e ti.el the details of th_e Eempeny, including er,9 ehel'!;e tl1c, eof, are re!'or-ted to the Flag State od,P1i11istretio1•, 11,, eciui ed to co,npl .. ith the ISM ond ISP5 Code:;. lhc O"'"er, ,hell ec!oi,e the Me11oger5 ir, 11 timel'I' me"11er ""hen the Fler; State edminlstral'ior, he, 01'Pf011ec! the Col'l'lpe11 ·. end  Where the Managers are providing crew management services in accordance with subclause S(a) the Owners shall:  inform the Managers prior to ordering the Vessel to any excluded or additional premium area under any of the Owners' Insurances by reason of war risks and/or piracy or like perils and pay whatever additional costs may properly be incurred by the Managers as a consequence of such orders including, if necessary, the costs of replacing any member of the Crew. Any delays resulting from negotiation with or replacement of any member of the Crew as a result of the Vessel being ordered to such an area s_hall be for the Owners' account. Should the Vessel be within an area which becomes an excluded or additional premium area the above provisions relating to cost and delay shall apply;   agree with the Managers prior to any change of flag of the Vessel and pay whatever additional costs may properly be incurred by the Managers as a consequence of such change. If agreement cannot be reached then either Party may terminate this Agreement in accordance with subclause 31(f); and  "'"'•-••="a;s •-•·""""'"'"'•• """•'"••&••- •"•""•MooO ••••ro•-- •--"'"'••••••, •........,,,.,=••""""'·-  are available lrom BIMCO al www.bimco.org.  'P'-'\ p \

 PARTII  (iii) provide, at no cost to the Managers, in accordance with the requirements of the law of the Flag State, or higher standard, as mutually agreed, adequate Crew accommodation and living standards.  fet '•'>'here tl.e Monegcr, ere Mt 11.e Ce1'"po119, the o..nel'5 ,11ell enst1re thet Ere , Bre prepetlv femi1111risee .. Ith their elt1t'ie5 lr1 ee-ee1d81'1ee with Ike 'les,el's SMS &l'ld thet instrt1e!iens ,,1,iel, ere ene111.i11I te tl•,e SMS ere lelel"ltifled, ileet1n1ented 11,,11 gl,en te tl,c Cl'en 1'Fit1r te  Emission Trading Scheme Allowances  ATTEPHION: It i,stro,,gl, reeom1nended thet the Pemes reed the eeeempen"ying ei<plonelery notes el'ld, ii'Ipertiet1l11r, eorefollr eel'lsider tl,e e0Met1ue11ee1 ef the Oul'lerl ..,111,det;ng e,,t'l tl,e Me1111gefl 11e-eept;r1g 1ueh n,11ndate by e 1ig11ed document .. hereby the Mel'lftger, esst111,e ,e:,pe11sll:Jilit, fer eer1,plisl'lee.Ith 11pplie111!le Emissie11Sd,e1t1e()l t:tnde, st:tl!eleuse lb) of this Ch11:1se. The P11rlies sl,euld eem"lete lfle nt11"11ber er lla ·s in st11!elet1se !Ill/Iii), Ii ) Bf'ld M.  Notwithstanding any other provision in this Agreement, the Owners and the Managers (together the "Parties" and each Individually a "Party") agree as follows:  "Administering Authority" means the administering authority in the European Union member state which has been assigned to the Responsible Entity applicable to the Vessel.  "Emission Allowances" means an allowance, credit, quota, permit or equivalent, representing a right of a vessel to emit a specified quantity of greenhouse gas emissions recognised by the Emission Scheme.  "Emission Data" means data and records of the Vessel's emissions in the form and manner necessary to calculate its Emission Allowances.  "Emi'5ien Scheme" meol'ls o greet'll,ot1,e ges emi5'io11, tfl!ding ,che..,e uhiel, fer the l'Jt1rpo,e, of 11,i, Clot1,e !I.oil include tl.e Europeon l:lnien E1t1iulo1u ft'i!elh1g Siistefl'I and i!l'l't ether !ht1iler s,s1erns irnlleseel b, epplleal!le le•.tft1I l!t1fflerll'!es tl1ot regulafe the issuenee, olleeetien, tredlng er surrenderl"g ef Ernl5sio,1Alle,·,ences.  "EU Emission Scheme" or "EU ETSn means the European Union Emissions Trading System (Directive 2003/87/EC of the European Parliament and of the Council of 13 October 2003 establishing a system for greenhouse gas emission allowance trading within the Union and amending Councll Directive 96/61/EC) that regulates the Issuance, allocation, trading or surrendering of Emission Allowances, including the Commission Implementing Regulation (EU) 2023/2S99 of 22 November 2023, and any amendment thereto or substitution therefor.  "EU MRV" means the European Union (EU) MRV Regulation (Regulation (EU) 2015/757 on the monitoring, reporting and verification of greenhouse gas emissions from maritime transport, and any amendment thereto or substitution therefor.  "EU Voyage" means a voyage made by the Vessel from a foreign port to a port in the European Union, or a voyage from one port to another port within the European Union, or a voyage from a port within the European Union to a foreign port, which ls subject to the EU Emission Scheme.  "Responsible Entity" means the party responsible for compliance undereflV the EU Emission SchemeW applicable to the Vessel by-lew  11Rd/er regt1h1tieR.  The Owners (or the Owners' nominee) shall be the Responsible Entity and comply with the EU ETS as applicable to the Vessel throughout the period of this Agreement at the Owners' expense.  The Managers shall provide the Owners with Emission Data in a timely manner to enable Owners (or the Owners' nominee) to fulfil their obligations as the Responsible Entity under subclause 10(a) hereabove, and/or at regular intervals to be agreed between the Parties. Such Emission Data shall be verified by an accredited verifier and, if required by Owners, audited by an independent party approved by them, at the Owners' expense.  The Managers shall provide EU MRV and EU ETS management services for the Vessel which shall include, but not be limited to, the following:  establishing a monitoring system, developing a greenhouse gas emissions monitoring plan, having it assessed by a verifier, and submitting it to the Administering Authority;  arranging the monitoring, reporting and verification of the Emission Data in accordance with the EU MRV and EU ETS, respectively;  providing the Owners with Emission Data in accordance with subclause 10(b) hereabove together with the calculation of the Emission Allowances required thereof;  assisting the Owners to apply for a maritime operator holding account with the Administering Authority; and  arranging the surrender of Emission Allowances to the Administering Authority in accordance with the EU Emission Scheme, subject always to the Owners having provided such Emission Allowances to the Managers.  ..........=.,..,..-..-  an,availabielromBlMCOatwww.bimco.org.  ........... •-·"""""'--"""-"= ----,-" , ,...=, ...,.. _ ,U  \

PART II

The Managers shall perform the management services under this subclause 10(c) for and on behalf of the Owners provided that and to the extent the Administering Authority permits and it is possible for the Managers to do.

(d) Any Emission Allowances deposited or transferred by the Owners to the Managers under subclause 10(c) hereabove shall be held to the credit of the Owners until surrendered to the Administering Authority applicable to the Vessel.

(e) For their management services under this Clause 10 the Owners shall pay to the Managers fees of (i) USD150.00 per month, and (ii) USD250.00 per EU Voyage made by the Vessel provided that ABS (American Bureau of Shipping) is used for verification of the Emission Data, otherwise USD300.00 per EU Voyage. These fees shall be additional to and separate from the annual management fee and shall be subject to annual review.

For the avoidance of doubt, this Clause 10 shall apply to the EU Emission Scheme only. The Parties shall agree separate terms and arrangements for compliance with any other similar emission schemes imposed by applicable lawful authorities that regulate the monitoring, reporting, issuance, allocation, trading or surrendering of emission allowances.

~~(a) Owners as Responsible Entity~~

~~Where the Owners are the Responsible Entity:~~

~~(i) the Owners shall comply with or procure compliance with any Emission Scheme(s) applicable to the Vessel throughout the period of this Agreement at their expense.~~

~~(ii) the Managers shall provide the Owners with Emission Data in a timely manner to enable compliance with subclause (i) above, and/or at regular intervals to be agreed between the Parties. Such Emission Data shall be verified by an accredited verifier, where applicable, and if required by Owners audited by an independent party approved by them, at the Owners' expense.~~

~~(iii) Emission Scheme Management Services~~

~~This subclause (iii) is applicable only if the Parties state "Yes" in Box 14(i)~~

~~The Managers shall provide Emission Scheme management services which shall include, but not be limited to, the following:~~

~~(1) providing the Owners with Emission Data in accordance with subclause (a)(ii) above together with the calculation of the Emission Allowances required;~~

~~(2) arranging the monitoring and reporting of the Emission Data to the administering authority in accordance with the Emission Scheme(s); and~~

~~(3) arranging the surrender of the Owners' Emission Allowances in accordance with the Emission Scheme(s).~~

~~(b) Managers as Responsible Entity~~

~~Where the Managers (or the Managers' nominee) are made the Responsible Entity under any Emission Scheme(s) applicable to the Vessel, or assume that responsibility by agreement between the Parties in accordance with such Emission Scheme(s)*, the following shall apply:~~

~~(i) The Managers shall provide the Owners with Emission Data in accordance with subclause (a)(ii) above together with the calculation of the Emission Allowances required.~~

~~(ii) The Managers shall monitor and report Emission Data to the administering authority in accordance with the Emission Scheme(s) applicable to the Vessel.~~

~~(iii) The Managers shall each month prepare and present to the Owners, in writing, their estimates of the Emission Allowances for the Vessel for the ensuing month, including the reconciliation of the Vessel's actual emissions under each Emission Scheme applicable to the Vessel for the previous months and adjustment for any previous shortfall or excess. Such Emission Allowances shall be received by the Managers (or the Managers' nominee) from the Owners within the number of days stated in Box 14(ii) after receipt by the Owners of the Managers' written request.~~

~~(iv) No later than fourteen (14) days prior to termination of this Agreement, the Managers shall prepare and present to the Owners, in writing, their estimates of the Emission Allowances due for the Vessel for the final month or part thereof, except that where the Agreement is terminated in circumstances which do not allow the Managers fourteen (14) days' time the Managers shall notify the Owners of said Emission Allowances as soon as possible. Within the number of days stated in Box 14 (ii) of such notification, but not later than the termination of the Agreement, the Emission Allowances notified by the Managers shall be transferred by the Owners to the Managers (or the Managers' nominee).~~

~~(v) Any difference between the Emission Allowances estimated according to subclause (b)(iv) above and the Emission Allowances actually due according to the Emission Scheme(s) applicable to the Vessel as at the time and date of termination of this Agreement, shall be reconciled and settled between the Parties within the number of days stated in Box 14(ii).~~

~~(vi) The Parties may agree to financial security for the Owners' obligations under subclause (b)(iii), (iv) and (v) above. In any event, the Owners shall provide the Managers (or the Managers' nominee) in a timely manner with the Emission Allowances required to fulfil their~~

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PART II

~~obligations under the applicable Emission Scheme(s).~~

~~(vii) The Managers (or the Managers' nominee) shall surrender the Emission Allowances in accordance with the Emission Scheme(s) applicable to the Vessel, subject always to the Owners being/remaining responsible for providing such emission Allowances to the Managers (or the Managers' nominee).~~

~~(viii) Any Emission Allowances or financial security transferred by the Owners to the Managers (or the Managers' nominee) under this subclause (b) shall be held to the credit of the Owners separately until surrendered to the administering authority of the Emission Scheme(s) applicable to the Vessel.~~

~~(c) The Owners shall pay to the Managers the fee stated in Box 14(iii) in an area subject to an Emission Scheme applicable to the Vessel. If no amount is entered in Box 14(iii), such fee shall be assumed to be included in the annual management fee.~~

~~(d) If either Party fails to comply with any of its obligations under this Clause, the other Party shall be entitled to terminate this Agreement with immediate effect by giving notice to the Party in default.~~

~~* The European Union Emission Trading System's Commission Implementing Regulation (EU) 2023/2599 of 22 November 2023 laying down rules for the application of Directive 2003/87/EC requires a signed document clearly indicating that the Managers have been duly mandated by the Owners for the Managers to assume responsibility under subclause (b).~~

SECTION 4 – Insurance, Budgets, Income, Expenses and Fees

11. Insurance Policies

The Owners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, that throughout the period of this Agreement:

(a) at the Owners' expense, the Vessel is insured for not less than its sound market value or entered for its full gross tonnage, as the case may be, for:

(i) hull and machinery marine risks (including but not limited to crew negligence) and excess liabilities;

(ii) protection and indemnity risks (including but not limited to pollution risks, diversion expenses and, except to the extent insured separately by the Managers in accordance with subclause 5(b)(i), Crew Insurances);

NOTE: If the Managers are not providing crew management services under subclause 5(a) (Crew Management) or have agreed not to provide Crew Insurances separately in accordance with subclause 5(b)(i), then such insurances must be included in the protection and indemnity risks cover for the Vessel (see subclause 11(a)(ii) above).

(iii) war risks (including but not limited to piracy, blocking and trapping, protection and indemnity, terrorism and crew risks); and

(iv) such optional insurances as may be agreed (such as kidnap and ransom, loss of hire and FD & D) (see Box 12).

Subclauses 11(a)(i) through 11(a)(iv) all in accordance with the best practice of prudent owners of vessels of a similar type to the Vessel, with sound and reputable insurance companies, underwriters or associations **and, for protection and indemnity risks, with a club or association which is a member of the International Group of P&I Clubs** ("the Owners' Insurances");

(b) all premiums and calls on the Owners' Insurances are paid by their due date;

(c) the Owners' Insurances name the Managers and, subject to underwriters' agreement, any third party designated by the Managers as a joint assured, with full cover. It is understood that in some cases, such as protection and indemnity, the normal terms for such cover may impose on the Managers and any such third party a liability in respect of premiums or calls arising in connection with the Owners' Insurances.

If obtainable at no additional cost, however, the Owners shall procure such insurances on terms such that neither the Managers nor any such third party shall be under any liability in respect of premiums or calls arising in connection with the Owners' Insurances. In any event, on termination of this Agreement in accordance with Clause 30 (Duration of the Agreement) and Clause 31 (Termination), the Owners shall procure that the Managers and any third party designated by the Managers as joint assured shall cease to be joint assured and, if reasonably achievable, that they shall be released from any and all liability for premiums and calls that may arise in relation to the period of this Agreement; and

(d) written evidence is provided, to the reasonable satisfaction of the Managers, of the Owners' compliance with their obligations under this Clause 11 within a reasonable time of the commencement of the Agreement, and of each renewal date and, if specifically requested, of each payment date of the Owners' Insurances.

12. Owners' Receivables and Expenses

(a) Except as provided in subclause 12(c) all monies collected by the Managers under the terms of this Agreement (other than monies payable by the Owners to the Managers) and any interest thereon shall be held to the credit of the Owners in the nominated bank account stated in Box 17.

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 PARTII  (b) All expenses incurred by the Managers under the terms of this Agreement on behalf of the Owners (including expenses as provided in subclause 13(c)) may be debited against the Owners in the account referred to under subclause 12(a) but shall in any event remain payable by the Owners to the Managers on demand.  fet All moniel eolleeted Bf t1,e Menogers uniler Cle1:15e 6 (Con11,,el'Ciel M11negerner1t) sl1ell be 11eid i11to e Benk eeeounl in the nerne ef the O\onerso, es me1 Ile 11theflwi,e ed,isee by the Ow,,ers in ,wrll'iflg.  tel All emiHien ello"'o"eel eelleelee b, the Mei,eger, under Cleu,e 6 !Commercial Monogernent) ,hell be dep,uited i11to the eeeo1:111t ed,ised b; the Om'lers ill ,wil'ing.  Management Fees and Expenses   (i) The Owners shall pay to the Managers a predelivery management fee as stated in Box lS(i) at the same time as the Owners pay the first instalment of the annual management fee to the Managers according to subclause 13(a)(ii). If Box lS(i) is left blank, an amount equivalent to one twelfth {1/12th) of the annual management fee shall apply. The predelivery management fee shall be payable to the nominated bank account stated in Box 17.  The Owners shall pay to the Managers an annual management fee as stated in Box lS(ii) for their services as Managers under this Agreement, which shall be payable in equal monthly instalments in advance, the first instalment (pro rata if appropriate) being payable as from Delivery and subsequent instalments being payable at the beginning of every calendar month. The annual management fee shall be payable to the nominated bank account stated in Box 17.   In the event Delivery of the Vessel does not take place for any reason other than default by the Managers, the predelivery management fee stated in Box lS(i) shall remain payable by the Owners to the Managers.  The annual management fee shall be increased by two and one half percent (2.5%) annually,1:11,jeetto en ennuel l'eo!e.. end the prepo,ed fee ll'lsll be pre,ented in the ennuol eudget in eeeordenee nlth,ubeleu,e 14(11).  (cl The Managers shall, at no extra cost to the Owners, provide their own office accommodation, office staff, facilities and stationery. Without limiting the generality of this Clause 13 (Management Fees and Expenses) the Owners shall reimburse the Managers for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Managers in the performance of the Management Services.  Any days used by the Managers' personnel travelling to or from or attending on the Vessel or otherwise used in connection with the Management Services in excess of those agreed shall be charged in accordance with Box 16 except that the daily rate stated in Box 16(1) shall always be chargeable for attendance of any average damage occurrence and repairs, or for attendance of any extraordinary repairs or modifications or unscheduled [non-statutory) dry docking of the Vessel.  If the Owners decide to layup the Vessel and such layup lasts for more than the number of months stated in Box 18, an appropriate reduction of the annual management fee for the period exceeding such period until one (1) month before the Vessel is again put into service shall be mutually agreed between the Parties. If the Managers are providing crew management services in accordance with subclause S(a), consequential costs of reduction and reinstatement of the Crew shall be for the Owners' account. If agreement cannot be reached then either Party may terminate this Agreement in accordance with subclause 31(e).  Save as otherwise provided in this Agreement, all discounts and commissions obtained by the Managers in the course of the performance of the Management Services shall be credited to the Owners.  (fl All payments of fees and any other payments due to the Managers under this Agreement shall be made without any set-off whatsoever and free and clear of any withholding or deduction for, or on account of, any present or future stamp or other taxes, levies, fees, charges, restrictions or conditions of any nature. If the Owners are required by any authority in any country to make any withholding or deduction from any such payment, the sum due from the Owners in respect of such payment will be increased to the extent necessary to ensure that, after the making of such withholding or deduction the Managers receive a net sum equal to the amount which they would have received had no such deduction or withholding been required to be made.  (g) Any change of the nominated bank account stated in Box 17 shall only be made by a signed notification In writing from the Managers to the Owners, which shall be subject to a secondary verification by a telephone call made by the Owners to the Managersir,eceerder,ee oith e seettre pret-ecol egl'Ced bet.. ee11 the Per-tiu 111 Mil'ing, ,,1,ieh ,hall Include e ,eeender, .erifieal'ion proee". Under no circumstances shall any change of the nominated bank account be made by email alone.  Budgets and Management of Funds  The Managers' initial budget (including predelivery costs and expenses, as applicable) is set out in Annex "C" hereto. Subsequent budgets shall be for twelve (12) month periods and shall be prepared by the Managers and presented to the Owners not less than three (3) months before the end of the budget year.  The Owners shall state to the Managers in a timely manner, but in any event within one (1) month of presentation, whether or not they agree to each proposed annual budget. The Parties shall negotiate in good faith and if they fail to agree on the annual budget, including the annual management fee, either Party may terminate this Agreement in accordance with subclause 31(e).  Copyrlaht © 2024 BIMCO. All right, remved. Any unauthori,.d COPY,"11. duplication. reproduction or distribution of this SIMCO SmartCon document will constitute an Infringement cf BIMCO"s copyr - not are available from BIMCO at www.blm<c>.org

PART II

(c) Following the agreement of the budget, the Managers shall prepare and present to the Owners their estimate of the working capital requirement for the Vessel and shall each month request the Owners in writing to pay the funds required to run the Vessel for the ensuing month, including the payment of any occasional or extraordinary item of expenditure, such as emergency repair costs, additional insurance premiums, bunkers or provisions. Such funds shall be received by the Managers within ten (10) running days after the receipt by the Owners of the Managers' written request and shall be held to the credit of the Owners in the nominated bank account stated in Box 17.

Subject to Clause 3 and subclause 4(f), the Managers will seek Owners' prior written approval for any unbudgeted expenditure, which shall not be unreasonably withheld or delayed by the Owners, except that in cases of urgency the Managers may incur or commit to such expenditure without Owners' approval but shall notify the Owners of it as soon as possible.

(d) The Managers shall at all times maintain and keep true and correct accounts in respect of the Management Services in accordance with the relevant ~~International Financial Reporting Standards~~ **United States Generally Accepted Accounting Practices (US GAAP)** or such other standard as the Parties may agree, including records of all costs and expenditure incurred, and produce a comparison between budgeted and actual income and expenditure of the Vessel in such form and at such intervals as shall be mutually agreed.

The Managers shall make such accounts available for inspection and auditing by the Owners and/or their representatives in the Managers' offices or by electronic means, provided reasonable notice is given by the Owners.

(e) Notwithstanding anything contained herein, the Managers shall in no circumstances be required to use or commit their own funds to finance the provision of the Management Services.

SECTION 5 – Legal, General and Duration of Agreement

15. Trading Restrictions

If the Managers are providing crew management services in accordance with subclause 5(a) (Crew Management), the Owners and the Managers will, prior to the commencement of this Agreement, agree on any trading restrictions to the Vessel that may result from the terms and conditions of the Crew's employment and shall review such trading restrictions if warranted during the period of this Agreement.

16. Replacement

If the Managers are providing crew management services in accordance with subclause 5(a) (Crew Management), the Owners may require the replacement, at their own expense, at the next reasonable opportunity, of any member of the Crew found on reasonable grounds to be unsuitable for service. If the Managers have failed to fulfil their obligations in providing suitable qualified Crew within the meaning of subclause 5(a) (Crew Management), then such replacement shall be at the Managers' expense.

17. Managers' Right to Subcontract

The Managers shall not subcontract any of their obligations hereunder without the prior written consent of the Owners which shall not be unreasonably withheld, however, the Managers may use their Affiliates to provide services ancillary to the Management Services. In any event the Managers shall remain fully liable for the due performance of the Management Services under this Agreement.

18. Change of Control

Each Party undertakes to provide the other at least fifteen (15) days' written notice of any proposed change of Control of such Party. The other Party shall be deemed to consent if it does not object in writing within fifteen (15) days of receipt of the written notice. If the other Party objects and agreement cannot be reached, then either Party may terminate this Agreement in accordance with subclause 31(f).

19. Responsibilities

(a) Force Majeure

Neither Party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the Party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimise or prevent the effect of such events and/or conditions:

(i) acts of God;

(ii) any government requisition, control, intervention, requirement or interference;

(iii) any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iv) riots, civil commotion, blockades or embargoes;

(v) plague, epidemics or pandemics;

(vi) earthquakes, landslides, floods or other natural disaster or extreme natural event;

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PART II

(vii) strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Crew) of the Party seeking to invoke force majeure;

(viii) ionising radiation or contamination by radioactivity, chemical or biological contamination;

(ix) fire, accident, explosion except where caused by negligence of the Party seeking to invoke force majeure; and

(x) any other similar cause beyond the reasonable control of either Party.

(b) Liability to Owners

(i) Without prejudice to subclause 19(a), the Managers shall be under no liability whatsoever to the Owners for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Management Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Managers (including their Affiliates) or their employees or agents, or subcontractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Managers' personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Managers' liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of ten (10) times the annual management fee payable hereunder.

(ii) Acts or omissions of the Crew - Notwithstanding anything that may appear to the contrary in this Agreement, the Managers shall not be liable for any acts or omissions of the Crew, even if such acts or omissions are negligent, grossly negligent or wilful, except only to the extent that they are shown to have resulted from a failure by the Managers to discharge their obligations under subclause 5(a) (Crew Management), in which case their liability shall be limited in accordance with the terms of this Clause 19 (Responsibilities).

(c) Indemnity

Except to the extent and solely for the amount therein set out that the Managers would be liable under subclause 19(b), the Owners hereby undertake to keep the Managers (including their Affiliates) and their employees, agents and subcontractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of this Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Managers may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

(d) "Himalaya"

It is hereby expressly agreed that no employee or agent of the Managers (including every Affiliate and subcontractor from time to time employed by the Managers) shall in any circumstances whatsoever be under any liability whatsoever to the Owners for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause 19 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Managers or to which the Managers are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Managers acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 19 (Responsibilities) the Managers are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including Affiliates and subcontractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

20. General Administration

(a) The Managers shall keep the Owners and, if appropriate, the Company informed in a timely manner of any incident of which the Managers become aware which gives or may give rise to delay to the Vessel or claims or disputes involving third parties.

(b) The Managers shall handle and settle all claims and disputes arising out of the Management Services hereunder, unless the Owners instruct the Managers otherwise. The Managers shall keep the Owners appropriately informed in a timely manner throughout the handling of such claims and disputes.

(c) The Owners may request the Managers to bring or defend other actions, suits or proceedings related to the Management Services, on terms to be agreed.

(d) The Managers shall have power to obtain appropriate legal or technical or other outside expert advice, in consultation with the Owners, in relation to the handling and settlement of claims in relation to subclauses 20(a) and 20(b) and disputes and any other matters affecting the interests of the Owners in respect of the Vessel.

(e) On giving reasonable notice, the Owners may request, and the Managers shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement either related to mandatory rules or regulations or other obligations applying to the Owners in respect of the Vessel under this Agreement to the extent permitted by relevant legislation.

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PART II

On giving reasonable notice, the Managers may request, and the Owners shall in a timely manner make available, all documentation, information and records reasonably required by the Managers to enable them to perform the Management Services.

(f) The Owners shall arrange for the provision of any necessary guarantee bond or other security.

(g) Any costs incurred by the Managers in carrying out their obligations according to this Clause 20 shall be reimbursed by the Owners.

21. Managers' Information System

(a) The Managers will provide the Owners access to the Vessel's data through the Managers' digital information platform.

(b) The Owners agree that the Managers have full and sole ownership of the Managers' digital information platform, including intellectual property rights and copyright under law, and that the Owners shall be granted access to it for the duration of the Agreement only and shall relinquish any interest in it thereafter.

22. Vessel's Information and Data

All accounts, documents and information, including electronic data, relating specifically to the Vessel and its operation ("Vessel Information") shall be the property of the Owners. Upon termination of this Agreement the Managers shall release the Vessel Information to the Owners, if so requested. The Vessel Information shall be provided to the Owners, originals where possible or otherwise certified copies, with electronic data in a mutually agreed form. The Managers may retain copies of the Vessel Information.

23. Inspection of Vessel

The Owners may at any time after giving reasonable notice to the Managers inspect the Vessel for any reason they consider necessary.

24. Compliance with Laws and Regulations

The Parties will not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of the Flag State, or of the places where the Vessel trades.

25. MLC

For the purposes of this Clause:

"MLC" means the International Labour Organization (ILO) Maritime Labour Convention (MLC 2006) and any amendment thereto or substitution thereof.

"Shipowner" shall mean the party named as "shipowner" on the Maritime Labour Certificate for the Vessel.

(a) Subject to Clause 3 (Authority of the Managers), the Managers shall, to the extent of their Management Services, assume the Shipowner's duties and responsibilities imposed by the MLC for the Vessel, on behalf of the Shipowner.

(b) The Owners shall ensure compliance with the MLC in respect of any crew members supplied by them or on their behalf.

(c) The Owners shall procure, whether by instructing the Managers under Clause 7 (Insurance Arrangements) or otherwise, insurance cover or financial security to satisfy the Shipowner's financial security obligations under the MLC.

26. Personal Data Protection

For the purposes of this Clause:

"Data Subject" means any identified or identifiable natural person, including Crew.

"Personal Data" means any information relating to any Data Subject connected with the Management Services.

"DPR" means any data protection regulations applicable to the Parties in relation to the Management Services, including the European Union General Data Protection Regulation (GDPR).

(a) The Parties shall each ensure compliance with the DPR in respect of Personal Data, with particular regard to:

(i) its collection and use;

(ii) its safeguarding;

(iii) any transfer to third parties;

(iv) its retention; and

(v) the protection of Data Subjects' rights.

(b) The Parties shall have proper notification and response procedures for any Personal Data breach.

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PART II

(c) The Parties agree to conduct or submit to audits or inspections in accordance with the DPR.

27. Cyber Security

For the purposes of this Clause:

"Cyber Security Incident" is the loss or unauthorised destruction, alteration, disclosure of, access to, or control of a Digital Environment.

"Cyber Security" is technologies, processes, procedures and controls that are designed to protect Digital Environments from Cyber Security Incidents.

"Digital Environment" is information technology systems, operational technology systems, networks, internet-enabled applications or devices and the data contained within such systems.

(a) Each Party shall:

(i) implement appropriate Cyber Security measures and systems and otherwise use reasonable endeavours to maintain its Cyber Security;

(ii) have in place appropriate plans and procedures to allow it to respond efficiently and effectively to a Cyber Security Incident; and

(iii) regularly review its Cyber Security arrangements to verify its application in practice and maintain and keep records evidencing the same.

(b) Each Party shall use reasonable endeavours to ensure that any third party providing services on its behalf in connection with this Agreement complies with the terms of subclause (a)(i)-(iii).

(c) If a Party becomes aware of a Cyber Security Incident which affects or is likely to affect either Party's Cyber Security, it shall promptly notify the other Party.

(i) If the Cyber Security Incident is within the Digital Environment of one of the Parties, that Party shall:

(1) promptly take all steps reasonably necessary to mitigate and/or resolve the Cyber Security Incident; and

(2) as soon as reasonably practicable, but no later than twelve (12) hours after the original notification, provide the other Party with details of how it may be contacted and any information it may have which may assist the other Party in mitigating and/or preventing any effects of the Cyber Security Incident.

(ii) Each Party shall share with the other Party any information that subsequently becomes available to it which may assist the other Party in mitigating and/or preventing any effects of the Cyber Security Incident.

28. Sanctions

(a) For the purposes of this Clause:

"Sanctioned Activity" means any activity, service, carriage, trade or voyage subject to sanctions, prohibitions or restrictions imposed by a Sanctioning Authority.

"Sanctioning Authority" means the United Nations, European Union, United Kingdom, United States of America or any other applicable competent authority or government.

"Sanctioned Party" means any persons, entities, bodies, or vessels designated by a Sanctioning Authority.

(b) On entering into and throughout the duration of this Agreement:

(i) Owners and Managers warrant for themselves that they are not a Sanctioned Party and that any performance under this Agreement shall not constitute a Sanctioned Activity;

(ii) Owners warrant that the Vessel is not a Sanctioned Party and will not be used for any Sanctioned Activity;

(iii) Managers warrant that they will not subcontract any of their duties or obligations under this Agreement to any Sanctioned Party.

(c) If at any time during the performance of this Agreement either Party becomes aware that the other Party is in breach of any warranty given under subclause 28(b), the Party not in breach may terminate this Agreement with immediate effect by giving notice to the Party in breach.

(d) Notwithstanding anything in this Clause to the contrary, neither Owners nor Managers shall be required to do anything which constitutes a Sanctioned Activity.

(e) Notwithstanding any other provision in this Agreement, Owners and Managers shall be liable to indemnify the other Party against any and all claims, losses, damages, costs and fines whatsoever suffered by the other Party resulting from any breach of the warranties given under

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PART II

subclause 28(b).

29. Anti-Corruption

(a) The Parties agree that in connection with the performance of this Agreement they shall each comply at all times with all applicable anti-corruption legislation.

(b) Notwithstanding any other provision in this Agreement, if either Party fails to comply with any applicable anti-corruption legislation:

(i) it shall defend and indemnify the other Party against any and all claims, losses, damages, costs and fines whatsoever suffered by the other Party resulting from such breach; and

(ii) if such breach causes the non-breaching Party to be in breach of any applicable anti-corruption legislation, the non-breaching Party shall be entitled to terminate this Agreement and/or claim losses, damages and costs resulting from the breach.

30. Duration of the Agreement

(a) This Agreement shall come into effect at the date stated in Box 2 and shall continue until terminated by either Party by giving notice to the other; in which event this Agreement shall terminate upon the expiration of the later of the number of months stated in Box 19 or a period of two (2) months from the date on which such notice is received, unless terminated earlier in accordance with Clause 31 (Termination).

(b) Where the Vessel is not at a mutually convenient port or place on the expiry of such period, this Agreement shall terminate on the subsequent arrival of the Vessel at the next mutually convenient port or place.

31. Termination

(a) Owners' or Managers' default

If either Party fails to meet their obligations under this Agreement, the other Party may give notice to the Party in default requiring them to remedy it. In the event that the Party in default fails to remedy it within a reasonable time to the reasonable satisfaction of the other Party, that Party shall be entitled to terminate this Agreement with immediate effect by giving notice to the Party in default.

(b) Notwithstanding subclause 31(a):

(i) The Managers shall be entitled to terminate the Agreement with immediate effect by giving notice to the Owners if any monies payable by the Owners and/or the owners of any associated vessel, details of which are listed in Annex "D", shall not have been received in the Managers' nominated account within ten (10) days of receipt by the Owners of the Managers' written request, or if the Vessel is repossessed.

(ii) If the Owners proceed with the employment of or continue to employ the Vessel in the carriage of contraband, blockade running, or in an unlawful trade, or on a voyage which in the reasonable opinion of the Managers is unduly hazardous or improper, the Managers may give notice of the default to the Owners, requiring them to remedy it as soon as practically possible. In the event that the Owners fail to remedy it within a reasonable time to the satisfaction of the Managers, the Managers shall be entitled to terminate the Agreement with immediate effect by notice.

(iii) If either Party fails to meet their respective obligations under subclause 5(b) (Crew Insurances) and Clause 11 (Insurance Policies), the other Party may give notice to the Party in default requiring them to remedy it immediately, failing which the other Party may terminate this Agreement with immediate effect by giving notice to the Party in default.

(c) Extraordinary Termination

This Agreement shall be deemed to be terminated in the case of the sale of the Vessel or, if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned or has been declared missing or, if bareboat chartered, unless otherwise agreed, when the bareboat charter comes to an end.

(d) For the purpose of subclause 31(c) hereof:

(i) the date upon which the Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Vessel's owners cease to be the registered owners of the Vessel;

(ii) the Vessel shall be deemed to be lost either when it has become an actual total loss or agreement has been reached with the Vessel's underwriters in respect of its constructive total loss or if such agreement with the Vessel's underwriters is not reached it is adjudged by a competent court or tribunal that a constructive loss of the Vessel has occurred; and

(iii) the date upon which the Vessel is to be treated as declared missing shall be ten (10) days after the Vessel was last reported or when the Vessel is recorded as missing by the Vessel's underwriters, whichever occurs first. A missing vessel shall be deemed lost in accordance with the provisions of subclause 31(d)(ii).

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 PARTII  In the event the Parties fail to agree the annual budget in accordance with subclause 14(b), or to agree to a reduction in the annual management fee in accordance with subclause 13(d). either Party may terminate this Agreement by giving the other Party not less than one (1) month's notice, the result of which will be the expiry of the Agreement at the end of the current budget period or on expiry of the notice period, whichever is the later.  In the event the Parties fail to agree a change of flag in accordance with subclause 9(d)(ii), or to a change of Control in accordance with Clause 18, either Party may terminate this Agreement by giving the other Party not less than one (1) month's notice, the result of which will be the termination of the Agreement upon the change of flag or change of Control or on expiry of the notice period, whichever is the earlier.  This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either Party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.  In the event of the termination of this Agreement for any reason other than default by the Managers the annual management fee payable to the Managers according to the provisions of Clause 13 (Management Fees and Expenses), shall continue to be payable for a further period of the number of months stated in Box 20 as from the effective date of termination. If Box 20 is left blank then ninety {90) days shall apply.  In addition, where the Managers provide Crew for the Vessel in accordance with subclause S(a) (Crew Management), the Owners shall pay any Severance Costs which may be incurred, not exceeding the amount stated in Box 21. The Managers shall use their reasonable endeavours to minimise such Severance Costs.  The termination of this Agreement shall be without prejudice to all rights accrued due between the Parties prior to the date of termination.  32 BIMCO Law and Arbitration Clause 2020  The Parties have been given a choice of law and arbitration alternatives in Part I and this is the clause that shall apply.  This contract shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this contract shall be referred exclusively to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this clause. The seat of arbitration shall be London even where any hearing takes place in another jurisdiction.  The reference shall be to three (31 arbitrators.  (cl The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms.  (d) In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure. In cases where the claim or any counterclaim exceeds the sum agreed for the LMAA Small Claims Procedure and neither the claim nor any counterclaim exceeds the sum of USD 400,000 (or such other sum as the parties may agree) the parties may agree that the arbitration shall be conducted in accordance with the LMAA Intermediate Claims Procedure.  (el The terms, procedures and rules referred to in subclauses (c) and (dl above shall be those current at the time when the arbitration proceedings are commenced.  (f) Any and all notices and communications in relation to any arbitration proceedings under this Clause, including commencement notices and appointment of arbitrators, shall be treated as effectively served from the date and time the e-mail was sent if sent by e-mail to thee mail address of the Owners stated in Box 23 and of the Managers stated in Box 24, respectively.  Either Party shall be entitled to change and/or add to the e-mail addresses by sending notice of change to the other Party at the address in Box 23 and Box 24 respectively (or, if previously amended by notice, the relevant amended addresses).  Nothing in this clause shall prevent any notice and communication in relation to any arbitration proceedings in connection with this contract being served by other effective means.  BIMCO Mediation/Alternative Dispute Resolution Clause 2021  In the event of a dispute or difference arising under, out of or in connection with this Agreement either Party may at any time, either prior or subsequent to the commencement of any proceedings, invite the other to participate in an alternative dispute resolution (ADRl procedure including (but not limited to) mediation, early neutral evaluation and/or early intervention by written notice to the other Party.  The other Party shall within fourteen (14) calendar days of receipt of such notice reply in writing either agreeing to participate or declining to participate, giving reasons for declining.  are avallable from BIMCO at www.b1mc0.org,

 PARTII  If the Parties agree to participate in an ADR procedure, they shall both take such steps as are necessary to progress the ADR procedure in good faith and without undue delay.  The Parties' participation in the ADR procedure shall not affect the rights of either Party to seek such relief or take such steps as it considers necessary to protect its interests.  Subject to subclause (g), the ADR procedure shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to any Tribunal and/or Court in any subsequent or on-going proceedings except to the extent that they are disclosable under the law and procedure governing the relevant proceedings.   Unless otherwise agreed, each Party shall bear its own costs incurred in the ADR procedure and the Parties shall share equally any third party costs and expenses.  If the other Party does not agree to participate in any ADR procedure under this Clause, that fact may be brought to the attention of the competent Tribunal and/or Court and may be taken into account by such Tribunal and/or Court when allocating the costs of the proceedings as between the Parties.  (Note: The Parties should be aware that the ADR process may not interrupt time limits.)  34. Notices   All notices given by either Party or their agents to the other Party or their agents in accordance with the provisions of this Agreement shall be in writing and shall, unless specifically provided in this Agreement to the contrary, be sent to the address for that other Party as set out in Boxes 25 and 26 or as appropriate or to such other address as the other Party may designate in writing.  A notice may be sent by registered or recorded mail, courier, email or delivered by hand in accordance with this subclause 34(a).  Any notice given under this Agreement shall take effect on receipt by the other Party and shall be deemed to have been received:  if sent by registered or recorded mail, on the seventh (7th) day after posting;  if sent by email, on the day of transmission; and  if delivered by courier or by hand, on the day of delivery.  And in each case proof of posting, couriering, handing in or transmission shall be proof that notice has been given, unless proven to the contrary.  35. Entire Agreement  This Agreement constitutes the entire agreement between the Parties and no promise, undertaking, representation, warranty or statement by either Party prior to the date stated in Box 1 shall affect this Agreement. Any modification of this Agreement shall not be of any effect unless in writing signed by or on behalf of the Parties.  36, Third Party Rights  Except to the extent provided in subclauses 19(c) (Indemnity) and 19(d) (Himalaya), no third parties may enforce any term of this Agreement.  Partial Validity  If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.  Waiver  A waiver of any breach or provision of this Agreement shall only be effective if it is made in writing and signed by an authorised signatory of the Party who is waiving such breach or provision. Any waiver of a breach of any term of this Agreement shall not be deemed a waiver of any subsequent breach and shall not affect the enforceability of any other term of this Agreement.  Warranty of Authority  The Owners and the Managers each warrant and represent that the person whose signature appears in Part I hereto is its representative and is duly authorised to execute this Agreement as a binding commitment of such Party.  Confidentiality

 PARTII  (a) This Agreement and all information or data provided or obtained in connection with the performance of this Agreement is and shall remain confidential and not be disclosed without the prior written consent of the other Party, provided however that each Party may disclose confidential information to its Affiliates, employees, agents, subcontractors and/or professional advisors for the performance of this Agreement or for legal or compliance purposes.  (bl The Parties shall use their best efforts to ensure that such information shall not be disclosed to any third party by any of their Affiliates, employees, agents, subcontractors and/or professional advisors.  (c) This Clause shall not apply to any information or data that has already been published or is in the public domain. (dl All information and data provided by a Party is and shall remain the property of that Party.  BIMCO Electronic Signature Clause 2021  For the purpose of this Clause "Electronic Signature" shall mean data in electronic form which is attached to or logically associated with other data in electronic form and which is used by a signatory to sign and includes, without limitation, typing a name into a contract, inserting a signature (in the form of an image) into a contract or using a web-based electronic signature platform to generate an electronic representation of a handwritten signature or a digital signature using public key encryption technology or a scanned signature.  (bl The Parties agree that this Agreement, and any documents to be signed in connection herewith, may be electronically signed and the use by a Party of an Electronic Signature shall, for the purposes of validity, enforceability and admissibility, be conclusive evidence of that Party's intention to be legally bound as if such signature had been written by hand.  (cl In the event that an Electronic Signature is, for any reason whatsoever, not recognised by any relevant person, entity or authority in any applicable jurisdiction, each Party undertakes, upon request, to promptly provide a handwritten signature on any relevant document.  (d) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement. A counterpart bearing an Electronic Signature shall satisfy the requirements of this Clause.  Interpretation  In this Agreement:  Singular/Plural  The singular includes the plural and vice versa as the context admits or requires. (bl Headings  The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.  (cl Day  "Day" means a calendar day unless expressly stated to the contrary.  Copyrieht © 2024 BIMCO. All rights reserved. Any unaulhorised copying, duplication, reproduction or dtstrlbution of this81MCO Smarteon document wtll constitute an infringement of BIMCO's copyright.bpl.an1101y or are availabte from SIMCO at www.bimco.org.

ANNEX A

ANNEX "A" (DETAILS OF VESSEL OR VESSELS)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2024

Date of Agreement: **15 AUGUST 2024**

Name of Vessel(s): **ZEZE START**

Particulars of Vessel(s):

IMO NO.: 9392781
REGISTRY: MARSHALL ISLANDS
CLASS: ABS
BUILT: 2009
DWT: 49,999
GT: 29,307
TYPE: CHEMICAL/PRODUCT TANKER

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 Numbers  Rank  Nationality  1  MASTER  INDIAN  1  CHIEF OFFICER  INDIAN  1  SECOND OFFICER  INDIAN  1  THIRD OFFICER  INDIAN  1  CHIEF ENGINEER  INDIAN  1  SECOND ENGINEER  INDIAN  1  THIRD ENGINEER  INDIAN  1  ELECTRICAL OFFICER  INDIAN  1  TRAINEE MARINE ENGINEER  INDIAN  1  DECK CADET  INDIAN  1  PUMPMAN  INDIAN  1  BOSUN  INDIAN  1  FITTER  INDIAN  3  ABLE SEAMAN  INDIAN  1  ORDINARY SEAMAN  INDIAN  2  OILER  INDIAN  1  CHIEF COOK  INDIAN  1  MESSMAN  INDIAN  ANNEXB  ANNEX "B" (DETAILS OF CREW)  TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: SHIPMAN 2024  Date of Agreement: 15 AUGUST 2024 Details of Crew:  MASTER AND CREW TO BE APPOINTED AS APPROPRIATE TO THE TRADING AND OPERATIONAL REQUIREMENTS OF THE VESSEL, ALWAYS SUBJECT TO THE GOVERNING LAWS AND REGULATIONS.  TOTAL COMPLEMENT= 21 PERSONS

ANNEX C

ANNEX "C" (BUDGET)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2024

Date of Agreement: **15 AUGUST 2024**

Managers' initial budget with effect from the commencement date of this Agreement (see Box 2):

THE MANAGERS' PRE-DELIVERY OPERATING EXPENSES BUDGET AND INITIAL BUDGET ARE ATTACHED HERETO.

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 MANAGERS' POE BUDGET  ® ANGLO-EASTERN  Vessel Name lilate Prlnclpal  Mal11Engine Meke/T,ype  Tr dlng Area  Expe'cled Oellver;y Date  Expected iekeover Place  Zo • Start (IMO No. 9392761}  AUJ•24  Ocean_Pal  B&W 6 S 50 MC - C  WQ dwide TBA  TBA  Vessel Type  YearBulft  Bull.ding V.ar'<l  GT  DWT  lilag Glass  MR Tanker  2009  Hyundai Mipo  29307  49999  Marshall Island ABS  ITEM BUDGET (USD) REMARKS  Crew Waaes / Stbv / OT  Crew Accammadation / Victuallina for stav at Yard  Crew Total  $ -  Stores - Deck / Engine/ Steward  $ 3,000.00  Computers and IT infrastructure + PMS  $ 2 000.00  Paint  $ 5 000.00  Charts/Publications incl. for ECDIS  Rooes & Wires  Chemicals & Test kits  Gases & Weldino Eouioment  Oil Soill Kil - OPA 90  Medicines  Lubricants / EAL for Stern Tube  Stores Total  $ 10,000.00  Soares Main Enoine  Spares Aux Engine, Generators  Spares Electrical  BWTS Annual calibration and servicing.  Calibration will be coming due  Spares BWTS / SCRI Aux. Machinery  Soares & Repair Total  $ -  Communication Setup thru Service provider  $ 6,000.00  Optional Slar1ink hardware & Setup & Radio service allendance  Printing and Stationery  $ 3,000.00  Superintendents Fee and Expenses  $ 5,000.00  Class Fees  $ 6,500.00  UW Inspection cosl has nol been included  Fuel Oil/ Lube Oil/ Other Test Kits  Reoistration & Initial Flag Survey  $ 5,000.00  Aoencv & Disbursements  s 5,000.00  Bank Charges  Pre-deliverv Manaoement fee  General Exoenses Total  $ 30,500.00  T0TAI.,PRE-0PERATING Ell'PENS_g  $ 401600,00  COMMENTS  Star1ink hardware cost is considered.  Anti-Piracy kit not included.  Lube oil costs not budgeted at this stage. Actual cost will be included in the Opex.  Agency fee basis estimate for normal husbandry services

Vessel Budget

ANGLO-EASTERN

Vessel Name	IMO No 9392781	Vessel Type	MR Tanker
Date	11 Jul 2024	Year Built	2009
Period From/To	Jan 2024 - Dec 2024	Building Yard	Hyundai Mipo Dockyard
Principal	Oceanpal	GT	29207
Main Engine Make/Type	B&W 6 S 50 MC-C - HHI	DWT	49989
Power	9,480	Flag	Marshall Islands
Running Days/Year	200	Class	ABS
Expected Delivery Date	TBA	Trading Area	Far East
Expected Takeover Place	TBA	Currency	USD
Number of Crew	21	Crew Nationality	All Indians
Crew Change Location	100% Far East	Crew CBA	Officers-MUI Ratings-NUSI IDF-WET

Items	New Budget/Year	New Budget/Month	New Budget/Day	Remarks
Manning Expenses				
Wages	1,143,684	95,307	3,133	
Overtime	15,615	1,301	43	
Crew Travel	105,600	8,800	289	
Medical	2,000	167	5	
Food Provisions	70,628	5,886	194	
Union Costs	41,884	3,490	115	
Crew Training	27,000	2,250	74	
Miscellaneous	65,040	5,420	178	
Manning Total	**1,471,461**	**122,621**	**4,031**	
Operational Expenses				
Spares	140,000	11,667	384	
Stores	129,500	10,792	355	
Services	93,000	7,750	255	
Lubricating Oils	97,396	8,116	267	
Ship Insurance	139,000	11,583	381	
General Expenses	116,000	9,667	318	
Operational Total	**714,896**	**59,575**	**1,959**	
Management Fee				
Management Fee	160,000	13,333	438	
Management Fee	**160,000**	**13,333**	**438**	
Financial Total	**6,300**	**525**	**17**	
Normal Operating Expenses	**2,352,647**	**196,054**	**6,446**	
Vetting/Opa/Audit				
General Vetting/OPA/Audit Expenses	29,000	2,417	79	
Vetting/Opa/Audit Total	**29,000**	**2,417**	**79**	
Disbursements				
Disbursements & Voyage Expenses	-	-	-	
Disbursements Total	-	-	-	
Other Operating Expense	**29,000**	**2,417**	**79**	
GRAND TOTAL	**2,381,647**	**198,471**	**6,525**	

COMMENTS

1. Vessel budget estimated basis vessel trading far east calling convenient and competitive ports where crew change, stores, supplies and services can be arranged
2. Manning wages basis estimate 2024 wage revision, All Indians
3. Stores and chemicals for chemical trade / cleaning not included
4. Lub oil cost based on current contract prices and supply at competitive ports
5. Repair and Survey: This cost includes the yearly servicing of LSA/FFA, Navigation and Radio equipment and Class Annual Survey Block Fee (Block Fee Agreement to be signed with Class)
6. Spares and stores budget is for replenishment of consumables and not for stocking
7. General expenses includes waste disposal, communication and postage, superintendent visit, vetting inspection, CDI OPA/QI Fees($20,000), COFR and fuel oil analysis, Excludes tonnage tax
8. The budget does not include cost for the change of Ownership/Vessel name, Manager's DOC documentation and sale exclusion items

ANNEX D

ANNEX "D" (ASSOCIATED VESSELS)

TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT
CODE NAME: SHIPMAN 2024

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX "D" THEY WILL BE SUBJECT TO THE PROVISIONS OF SUBCLAUSE 31(b)(i) OF THIS AGREEMENT.

Date of Agreement: **15 AUGUST 2024**

Details of Associated Vessels:

NIL

Copyright © 2024 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO's copyright. Explanatory notes are available from BIMCO at www.bimco.org.

ANNEXE  ANNEX "E" (FEE SCHEDULE)  TO THE BIMCO STANDARD SHIP MANAGEMENT AGREEMENT CODE NAME: SHIPMAN 2024  NOT APPLICABLE  Copyright© 2024 BIMCO. All rights reserved. Any unauthorised copying, dupllcation, reproduction or dbtribution of this BIMCO SmartCon document will comtilute an infringement of BIMCO'.s copyright. h:planatory notes  are available from B1MCO atwww.bimco.o,g.